Exhibit 10.9.1

MACY’S, INC.
SENIOR EXECUTIVE SEVERANCE PLAN
(Effective April 1, 2018)

1. Purpose of the Plan

The Macy’s, Inc. Senior Executive Severance Plan (the “Plan”) is adopted by Macy’s, Inc. (the “Company”) to assist the Company in recruiting and retaining executives and to provide financial assistance and additional protection to those eligible executives of the Company and its subsidiaries, divisions, or controlled affiliates (individually, a "Participating Employer," and collectively, the "Participating Employers") whose employment is involuntarily terminated by a Participating Employer under certain circumstances.

2. Definitions. In addition to the words and phrases defined in other sections of the Plan, the following words and phrases shall be defined as follows for purposes of the Plan.

“Board” means the Board of Directors of the Company.

“Cause,” as it relates to the termination of a Participant’s employment, means a Participant’s:
(i) Intentional act of fraud, embezzlement, theft or any other material violation of law in connection with the Participant’s duties or in the course of his employment with a Participating Employer;
(ii) Intentional wrongful damage to material assets of a Participating Employer;
(iii) Intentional wrongful disclosure of material confidential information of a Participating Employer;
(iv) Intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty;
(v) Intentional breach of any stated material employment policy of a Participating Employer;
(vi) Intentional neglect of duties and responsibilities; or
(vii) Breach of the Restrictive Covenant Agreement referred to in Section 4 of the Plan.
No act, or failure to act, on the part of a Participant shall be deemed "intentional" if it was due primarily to an error in judgment or negligence but shall be deemed “intentional" only if done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Participating Employer. Failure to meet performance standards or objectives of a Participating Employer shall not, in and of itself, constitute Cause for purposes hereof.

“Effective Date” means the effective date of the Plan set forth in Section 12.

“Senior Executive” means an employee of the Company who is identified (by name or title) for participation in the Plan in an attached addendum.

“Participant” means a Senior Executive who is eligible for participation in the Plan and executes a Restrictive Covenant Agreement as described in Section 4, below and who has not ceased to be eligible for participation pursuant to Section 4.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance, promulgated with respect to such Section by the Secretary of the Treasury or the Internal Revenue Service.

3. Administration of the Plan

(a)The Plan shall be administered by the Company. The Company, as plan administrator (the “Plan Administrator”), shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Plan Administrator is hereby granted the authority (i) to determine whether a particular employee is a Participant, and (ii) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Plan Administrator’s determination of the rights of any person hereunder shall be final and binding on all persons, subject only to the claims procedure of the Plan.

(b)The Plan Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits, to a named administrator or administrators.

4. Participation.

On or after the Effective Date, each Senior Executive shall be eligible to become a Participant in the Plan.

In order to become a Participant, a Senior Executive who has become eligible for the Plan must execute a noncompetition, nonsolicitation and trade secrets and confidential information agreement in the form provided by the Company (the “Restrictive Covenant Agreement”). An Executive who timely executes a Restrictive Covenant Agreement will become a Participant as of the date of the Senior Executive's execution of the Restrictive Covenant Agreement.

If a Participant ceases to be a Senior Executive, the Participant will no longer be eligible to participate in the Plan. Such Participant’s participation in the Plan and eligibility for benefits hereunder shall end on the date that is the first anniversary of the effective date of the Participant’s change in status.

Under no circumstances may a Participant receive severance benefits under more than one severance plan of the Participating Employers. Unless otherwise provided in the applicable plan, a Participant who is eligible for benefits under more than one plan shall receive benefits under the plan which provides the highest level of benefits. For purposes of this provision, a severance plan is a plan designed primarily to provide benefits payable in cash upon an employee’s involuntary termination from employment and not a plan that provides either ancillary benefits upon involuntary termination (such as accelerated vesting under an equity program) or retirement benefits.

5. Involuntary Termination

A Participant shall be entitled to the severance benefits described in Section 6 if (a) the Participant’s employment with the Participating Employers is involuntarily terminated without Cause by a Participating Employer and (b) no later than 70 days after the Participant’s termination of employment, the Participant shall have signed a written release of claims (in the form provided by the Company not later than five days after the Participant’s termination of employment) (a “Release”) and such Release shall have become irrevocable. For sake of clarity, in no event shall a Participant be entitled to the severance benefits described in Section 6 upon the occurrence of one or more of the following events:

(i)	The Participant’s voluntary resignation or retirement;

(ii)	The Participant’s death prior to the effective date of the Participant’s termination from employment;

(iii)
The Participant becoming permanently disabled within the meaning of the long-term disability plan of the Company or any other Participating Employer in effect for, or applicable to, the Participant immediately prior to the effective date of the Participant’s termination from employment (whether or not the Participant actually enrolled in such long-term disability plan);

(iv)	The Participant’s termination in connection with the sale or other disposition of a business of the Company where the Executive continues working for the acquiring entity; or
(v)The Participant's termination of employment for Cause.

6. Benefits upon Involuntary Termination

The amount of the severance benefit payable under this Section 6 is set forth in the applicable addendum.

In addition to the benefit set forth in the addendum, if the Participant is eligible for and timely elects COBRA health care continuation coverage, the Company will pay the entire premium (both the employer and employee portions and any administrative fee applicable to COBRA recipients) for a twelve (12) month period. This Company-paid twelve (12) month period shall count towards the maximum period of COBRA health care continuation coverage. This subsidy will apply only if the Participant timely elects such coverage, completes and submits the applicable paperwork timely, and remains eligible for this coverage during the applicable period. An employee who qualifies for retirement may be eligible for applicable retiree benefits.

The Participant will be provided with the applicable level of professional outplacement services as set forth in the attached addendum.

The severance benefit will not be provided to a Participant who is otherwise entitled to benefits under this Section 6 if the Participant is offered a substantially equivalent position by, or accepts any position with, a Macy’s, Inc. division, subsidiary, facility, or related or affiliated entity prior to the employee’s receipt of severance benefits hereunder. For purposes of this provision, a newly offered position is considered substantially equivalent to the employee’s former position if the work site of the new position is within twenty-five (25) miles, one way, of the work site of the former position, the new position does not require a reclassification from full-time to part-time status, and the annual base salary for the new and former positions are substantially comparable.

If a Participant who is entitled to benefits under this Section 6 dies following his or her termination from employment, but prior to receipt of the severance payment provided in this Section 6, payment shall be made to the Participant’s estate, provided, however, if the Participant dies before having signed the Release, payment shall be made to the Participant's estate if and only if, no later than 70 days after the Participant’s termination of employment, the estate representative shall have signed the Release and such Release shall have become irrevocable.

7. Form and Timing of Payment

Severance benefits payable under Section 6 and any corresponding payment to the Participant’s estates under Section 6 shall be paid in a single lump sum payment, less applicable withholding, in cash no later than the later of (i) the Participant’s termination of employment, or (ii) 5 days following the date on which the Release becomes irrevocable.

Severance payments made to Participants under the Plan shall not be considered compensation for purposes of the Company’s qualified or nonqualified retirement plans or its group health and welfare benefit plans.

If a Participant becomes reemployed with a Participating Employer within 60 days (including day 60) of the date of the Participant's termination from employment and after payment by the Company of severance benefits under this Plan, the Participant will be entitled to retain a pro rata portion of the severance benefits based on the time period for which the Participant was not employed by a Participating Company as a percentage of 730 days, but must repay the Company the balance of the severance pay.

8. Claims and Appeal Procedure

A Participant will be paid as provided in Section 7. No claim for benefits is necessary. If a Participant believes that he/she is due benefits that are not paid, he/she may file a claim with the Plan Administrator for those benefits. If any benefits are denied, either in whole or in part, the Plan Administrator will give the employee notice of the specific reason or reasons for the denial, along with reference to the pertinent plan provisions on which the denial is based. The Plan Administrator will also indicate what additional material or information, if any, is required to perfect the claim.

The Plan Administrator will generally provide notice of any decision denying the claim within 90 days after the claim is filed. If special circumstances require an extension of time to act on the claim, another 90 days will be allowed. If such an extension is required, the Plan Administrator will notify the employee before the end of the initial 90 day period.

If a Participant desires to appeal a claim denial because there is disagreement about the reason the claim is denied, the Participant must notify the Plan Administrator in writing within 60 days after the date the claim denial was sent to the Participant. A request for a review of the claim and for examination of any pertinent documents may be made by the Participant or by anyone authorized to act on the Participant’s behalf. The Participant or his/her representative should submit the reasons that he/she believes the claim should not have been denied, as well as any data, questions, or appropriate comments, in writing.

The Plan Administrator will notify the employee of the final decision within sixty (60) days after receipt of a written request for review unless special circumstances require an extension of time for processing, in which case a further 60 days will be allowed.

Any claim for benefits, or appeal of the denial of a claim for benefits, shall be filed with:
Senior Human Resources Executive
Macy’s, Inc.
7 West Seventh Street
Cincinnati, OH 45202

with a copy to:
Chief Legal Officer

Macy’s, Inc.
7 West Seventh Street
Cincinnati, OH 45202

9. Miscellaneous Provisions

(a) A Participant's rights and interests under the Plan may not be assigned or transferred.

(b) The Plan Administrator shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan. The rules, regulations and interpretations made by the Plan Administrator shall, subject only to the claims procedure of the Plan, be final and binding on all persons.

(c) The Participating Employer may withhold from any amounts payable under this Plan all federal, state, city, or other taxes that the Participating Employer is required to withhold pursuant to any law or government regulation or ruling.

10. Amendments and Termination

The Company reserves the right at any time and from time to time, in its sole discretion, to modify, amend or terminate this Plan. No amendment of termination may be made or effected if it would cause the Plan to fail to comply with Section 409A.

Any amendment that has the effect of reducing the benefit to which a Participant would be entitled under Section 6 upon an involuntary termination, and any termination of the Plan, shall not become effective until 12 months following the date on which the Company adopts such amendment or termination. At the end of such 12 months, the Restrictive Covenant Agreement signed by the Executive pursuant to Section 4 prior to such amendment shall be void. An Executive who remains eligible for benefits under the Plan, as amended, must execute a new Restrictive Covenant Agreement and otherwise satisfy the requirements for participation described in Section 4, prior to becoming eligible for severance benefits under the amended plan.

11. Governing Law; Plan Interpretation

The interpretation, performance, and enforcement of this Plan shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof. To the extent applicable, it is intended that the compensation arrangements under this Plan be in full compliance with Section 409A. This Plan shall be construed in a manner to give effect to such intention.

12. Effective Date of the Plan

The Plan shall be effective as of April 1, 2018.

JEFF GENNETTE ADDENDUM

TO MACY’S, INC. SENIOR
EXECUTIVE SEVERANCE PLAN

Notwithstanding the previous provisions of this Plan, the following shall apply to a Jeff Gennette (the “Participant”), who has the title of Chief Executive Officer:

The severance benefit referred to in Section 6 is equal to thirty six (36) times the Participant’s monthly base salary rate in effect at the time of the Participant’s termination of employment.

The outplacement assistance described in Section 6 will be available for up to six (6) months from a national outplacement firm.

If the Company fails to name the Participant as Chief Executive Officer of the Company, the Participant may terminate employment with the Participating Employer within twelve months following the date of such failure (but after the correction period described below) and become entitled to benefits provided by Section 6 if the Participant provides notice to the Company (in a manner consistent with a claim for benefits as provided for in Section 9) within 90 days following such failure and the Company fails to make correction within 30 days following notice and prior to the Participant’s termination.

All other provisions of the Plan shall apply to the Chief Executive Officer in the same manner as all other Participants.

ADDENDUM
Senior Executive Reporting to Chairman/CEO or President

This addendum applies to any Senior Executive eligible under this Plan, who (i) reports directly to the Chairman/CEO or the President, and (ii) whose compensation is reviewed by the CMD Committee on a regular basis:

The severance benefit referred to in Section 6 is equal to twenty four (24) times the Participant’s monthly base salary rate in effect at the time of the Participant’s termination of employment.

The outplacement assistance described in Section 6 will be available for up to three (3) months from a national outplacement firm.